Exhibit 1.2

KYIVSTAR GROUP LTD.

Company number: 202504557

THE COMPANIES ACT 1981 OF BERMUDA (as amended)

KYIVSTAR GROUP LTD.

BYE-LAWS1

1	Adopted by Special Resolution passed on 14 August 2025

The Companies Act 1981 of Bermuda (as amended) Kyivstar Group Ltd. - Bye-laws

KYIVSTAR GROUP LTD.

Table of Contents

Article I: Interpretation		1
1.	Definitions	1

Article II: Registered Office		6
2.	Registered Office	6

Article III: Shares and Share Rights		6
3.	Power to Issue Shares	6
4.	Power of the Company to Purchase its Shares	6
5.	Rights Attaching to Shares	7
6.	Calls on Shares	8
7.	Forfeiture of Shares	8
8.	Share Certificates	9
9.	Trading Facilities	10
10.	Fractional Shares
		10
Article IV: Register of Shareholders; Registration of Shares		10
11.	Register of Shareholders	10
12.	Registered Holder Absolute Owner	10
13.	Transfer of Registered Shares	11
14.	Transmission of Registered Shares	11
15.	Foreign Securities Laws	12
16.	Interests in Shares	13
17.	RESERVED
		13
Article V: Alteration of Share Capital		13
18.	Power to Alter Capital	14
19.	Variation of Rights Attaching to Shares

Article VI: Dividends and Capitalisation		14
20.	Dividends	14
21.	Power to Set Aside Profits	15
22.	Method of Payment	15
23.	Capitalisation	15

Article VII: Governance Structure		16
24.	Governance Structure	16

Article VIII: Shareholder Meetings		16
25.	Matters Requiring Shareholder Approval	16
26.	Annual General Meetings	17
27.	Special General Meetings	17
28.	Notice	17
29.	Giving Notice and Access	17
30.	Postponement or Cancellation of General Meeting	19
31.	Attendance and Security at General Meetings	19
32.	Quorum at General Meetings	19
33.	Chairman to Preside at General Meetings	20
34.	Voting on Resolutions	20
35.	Voting on a Poll Required	21
36.	Voting by Joint Holders of Shares	21
37.	Instrument of Corporate Representative or Proxy	21
38.	Adjournment of General Meeting	23
39.	Directors’ Attendance at General Meetings	23

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KYIVSTAR GROUP LTD.

Article IX: Board of Directors		24
40.	Duties and Powers of the Board	24
41.	Composition of the Board and Appointment of Chairman	24
42.	Board Committees	24
43.	Election of Directors	24
44.	Alternate Directors	25
45.	Removal of Directors	25
46.	Vacancy in the Office of Director	26
47.	Remuneration of Directors	27
48.	Defect in Appointment of Director	27
49.	Register of Directors and Officers	28
50.	Board Meetings	28
51.	Notice of Board Meetings	28
52.	Board to Continue in the Event of Vacancy	28
53.	Written Resolutions	28
54.	Validity of Prior Acts	29

Article X: CEO and Officers		29
55.	Appointment of the CEO and Officers	29
56.	Powers, Duties and Remuneration of the CEO and Officers	29
57.	Duties and Remuneration of the Secretary	29

Article XI: Conflicts of Interest		30
58.	Disclosure of Conflicts	30

Article XII: Indemnification		31
59.	Indemnification and Exculpation of Directors and Officers	31

Article XIII: Corporate Records		32
60.	Minutes	32
61.	Place Where Corporate Records Kept	32
62.	Form and Use of Seal	32

Article XIV: Accounts		32
63.	Books of Account	32
64.	Financial Year End	33

Article XV: Audits		33
65.	Annual Audit	33
66.	Appointment of Auditor	33
67.	Remuneration of Auditor
68.	Duties of Auditor
69.	Access to Records
70.	Financial Statements	33
71.	Distribution of Auditor’s Report	33
72.	Vacancy in the Office of Auditor

Article XVI: Voluntary Winding-Up and Dissolution		33
73.	Winding-Up	33

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KYIVSTAR GROUP LTD.

ARTICLE I

INTERPRETATION

1.	Definitions

1.1	In these Bye-laws, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Act	the Companies Act 1981 (as amended);

Affiliate	with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person, including, if such Person is an individual, any relative or spouse of such Person, or any relative of such spouse of such Person, any one of whom has the same home as such Person, and also including any trust or estate for which any such Person(s) specified herein, directly or indirectly, serves as a trustee, executor or in a similar capacity (including any protector or settlor of a trust) or in which such Person(s) specified herein, directly or indirectly, has a substantial (being greater than 10 per cent) beneficial interest and any Person who is controlled by any such trust or estate. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by Contract, or otherwise) of such Person;

Alternate Director	an alternate director appointed in accordance with these Bye-laws;

Appointed Stock Exchange	has the meaning given to such term in the Act;

Auditor	any Person appointed as the auditor of the Company;

Beneficial Ownership	the power to vote or direct the voting of, or to dispose or direct the disposition of, the securities in question, and “Beneficially Owned” and “Beneficial Owner” shall be construed accordingly;

Board	the board of Directors of the Company appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Act and these Bye-laws, or the Directors present at a meeting of Directors at which there is a quorum present throughout;

Board Delegation of Authority	has the meaning given to such term in Bye-law 56.2;

Board Reserved Matters	the approval of any of the following: (i) the Budget; (ii) the appointment, re-appointment or early termination of the employment of any Senior Executive; and (iii) the Board Delegation of Authority and the authorities of the CEO and other Officers granted pursuant thereto;

KYIVSTAR GROUP LTD.

Budget	the annual budget of the Company and the Group;

Business Day	a day on which banks are generally open for business in each of Hamilton, Bermuda and Dubai, United Arab Emirates;

Casual Vacancy	has the meaning given to such term in Bye-law 46.2;

CEO	the chief executive officer of the Company;

CFO	the chief financial officer of the Company;

Clear Days	in relation to the period of a notice, that period excluding the day on which the notice is given or served, or deemed to be given or served, and the day for which it is given or on which it is to take effect;

Common Shares	common shares of par value US$0.01 each (or such other par value as may result from any reorganisation of capital) in the capital of the Company, having the rights and being subject to the restrictions set out in these Bye-laws;

Company	the company for which these Bye-laws are adopted;

Contract	any agreement, letter of intent, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract or understanding (whether written or oral), in each case, to the extent legally binding;

Controlled Affiliate	with respect to any Person, any Affiliate of such Person in which such Person owns or controls, directly or indirectly, securities having more than 50 per cent of the voting power for the election of directors or other governing body thereof or more than 50 per cent of the partnership or other ownership interests therein (other than as a limited partner), and the Person who owns or controls, directly or indirectly, such number of securities, such percentage of the partnership or other ownership interests shall be the “Controlling Affiliate”);

Controlling Affiliate	has the meaning given to such term in the definition of “Controlled Affiliate”, above;

Cumulative Voting	the system of voting for Directors in which each voting share confers on its holder a total number of votes which is equal to the total number of Directors to be elected and which the holder may cast for candidates in any proportion (including, without limitation, casting all votes for a single candidate);

Director	a director of the Company and shall include an Alternate Director;

KYIVSTAR GROUP LTD.

General Counsel	the general counsel of the Company;

Governmental Entity	in any applicable jurisdiction or international forum, any: (a) federal, state, territorial, regional, municipal, local or foreign government; (b) court, arbitral or other tribunal; (c) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity), and including international organisations having jurisdiction over matters concerning intellectual property; or (d) agency, commission, ministry, committee, inspectorate, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature;

Group	the Company and its Subsidiaries;

Group Company	any of the Company or its Subsidiaries;

Indebtedness	with respect to any Person, without duplication, all obligations of such Person, whether incurred as principal or surety and whether present, future, actual or contingent, for the payment or repayment of money, net of unrestricted cash, cash equivalents and loans receivable in relation to capital leases, including: (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than ordinary course of business trade credit); (b) all vendor financing obligations; (c) any amounts payable by such Person under capital leases or similar arrangements over their respective periods; (d) any credit (other than ordinary course of business trade credit) to such Person from a supplier of goods or under any instalment purchase or other similar arrangement; (e) any liabilities and obligations of third parties to the extent that they are guaranteed by such Person or such Person has otherwise assumed or become liable for the payment of such liabilities or obligations or to the extent that they are secured by any Lien upon property owned by such Person whether or not such Person has assumed or become liable for the payment of such liabilities or obligations; and (f) all accrued and unpaid obligations in respect of employee salaries and benefits, other than those arising in the ordinary course of business;

Law	any law, statute, constitution, treaty, rule, regulation, policy, guideline, directive, ordinance, code, judgment, ruling, order, writ, decree, normative act, instruction, information letter, injunction or determination of any Governmental Entity or any other pronouncement having the effect of law or regulation of any other country or any state, county, city or other political subdivision;

Lien	any mortgage, pledge, security interest, lease, lien, adverse claim, levy, charge or other encumbrance, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing;

KYIVSTAR GROUP LTD.

NASDAQ	the NASDAQ Stock Market;

Officer	any person appointed by the Board to hold an office in the Company;

Person	any natural person, company, corporation, general partnership, simple partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organisation, trust, union, association or Governmental Entity, whether incorporated or unincorporated;

Register of Shareholders	the register of shareholders referred to in these Bye-laws (including any branch register of shareholders maintained by the Company) in each case as maintained in accordance with the Act;

Registered Office	the registered office of the Company for the time being;

Remuneration Committee	the remuneration committee established by the Board;

Resident Representative	any person appointed to act as resident representative and includes any deputy or assistant resident representative;

Secretary	the Person ordinarily resident in Bermuda appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the secretary in accordance with the Act;

Senior Executives	means the CEO, CFO, Executive Chairman and such Officers of the Company (or any of its Subsidiaries) as the Board may determine from time to time to be Senior Executives;

Shareholder	the Person registered in the Register of Shareholders as the holder of shares in the Company and, when two or more Persons are so registered as joint holders of shares, means the Person whose name stands first in the Register of Shareholders as one of such joint holders or all of such Persons, as the context so requires;

Special Resolution	a resolution of the Company passed by Shareholders representing not less than sixty six and two thirds per cent (66 2/3%) of the total voting rights of the Shareholders who (being entitled to do so) vote in person or by proxy on the resolution at a general meeting of Shareholders;

Stock Exchange Regulation	any rule, regulation rule, regulation, policy, guideline, or directive of any Appointed Stock Exchange relevant to the Company;

Subsidiary	with respect to any Person, any other Person in which such Person owns or controls, directly or indirectly, more than 50 per cent of the securities having voting power for the election of directors or other governing body thereof or more than 50 per cent of the partnership or other ownership interests therein (other than as a limited partner);

KYIVSTAR GROUP LTD.

Treasury Share	a share of the Company that is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled;

US$	United States Dollars;

Warrant	the right of the holder thereof to subscribe for Common Shares on exercise of such warrant in accordance with the terms and subject to the conditions set out in the Warrant Instrument;

Warrant Instrument	the deed poll dated 14 August 2025 executed by the Company, creating Warrants in respect of Common Shares; and

Warrant Register	a register maintained by the Company detailing the holders from time to time of Warrants.

1.2	In these Bye-laws, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	the words:

(i)	“may” shall be construed as permissive; and

(ii)	“shall” shall be construed as imperative;

(d)	a corporation shall be deemed to be present in person at a meeting if its representative, duly authorised pursuant to these Bye-laws, is present;

(e)	references to a company include any body corporate or other legal entity, whether incorporated or established in Bermuda or elsewhere;

(f)	references to writing include typewriting, printing, lithography, photography, electronic mail and other modes of representing or reproducing words in a legible and non-transitory form;

(g)	a reference to anything being done by electronic means includes its being done by means of any electronic or other communications equipment or facilities and references to any communication being delivered or received, or being delivered or received at a particular place, include the transmission of an electronic or similar communication, and to a recipient identified in such manner or by such means, as the Board may from time to time approve or prescribe, either generally or for a particular purpose;

(h)	references to a signature or to anything being signed or executed include such forms of electronic signature or other means of verifying the authenticity of an electronic or similar communication as the Board may from time to time approve or prescribe, either generally or for a particular purpose;

KYIVSTAR GROUP LTD.

(i)	references to a dividend include a distribution paid in respect of shares to Shareholders out of contributed surplus or any other distributable reserve;

(j)	any reference to any statute or statutory provision (whether of Bermuda or elsewhere) includes a reference to any modification or re-enactment of it for the time being in force and to every rule, regulation or order made under it (or under any such modification or re-enactment) and for the time being in force and any reference to any rule, regulation or order made under any such statute or statutory provision includes a reference to any modification or replacement of such rule, regulation or order for the time being in force;

(k)	references to shares carrying the general right to vote at general meetings of the Company are to those shares (of any class or series) carrying the right to vote, other than shares which entitle the holders to vote only in limited circumstances or upon the occurrence of a specified event or condition (whether or not those circumstances have arisen or that event or condition has occurred); and

(l)	unless otherwise provided herein, words or expressions defined in the Act shall bear the same meaning in these Bye-laws, except that the definition of “attorney” in the Act shall not apply.

1.3	Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

ARTICLE II

REGISTERED OFFICE

2.	Registered Office

The Registered Office shall be at such place in Bermuda as the Board from time to time resolves.

ARTICLE III

SHARES, WARRANTS OVER SHARES AND SHARE RIGHTS

3.	Power to Issue Shares and Warrants

Subject to these Bye-laws and to any resolution of the Shareholders to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, to the extent there are enough authorised but unissued Common Shares, the Board shall have the power to issue: (i) Common Shares on such terms and conditions as it may determine; and (ii) Warrants issued pursuant to the Warrant Instrument. Other than as permitted under Bye-law 3, the Board shall not, without Shareholder approval, be authorised to issue any additional Warrants or additional Common Shares of the Company.

4.	Power of the Company to Purchase its Shares

4.1	The Company may purchase its own shares for cancellation or acquire them as Treasury Shares in accordance with the Act on such terms as the Board shall think fit.

4.2	The Board may exercise all the powers of the Company to purchase or acquire all or any part of its own shares in accordance with the Act.

KYIVSTAR GROUP LTD.

5.	Rights Attaching to Shares

5.1	At the date of adoption of these Bye-laws, the authorised share capital of the Company is divided into Common Shares.

5.2	The holders of Common Shares shall, subject to the provisions of these Bye-laws:

(a)	except where Cumulative Voting applies, be entitled to one vote per Common Share;

(b)	be entitled to such dividends as the Board may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company (subject to the rights of the holders of any preference shares in the Company then in issue having preferred rights on a return of capital) in respect of their holdings of Common Shares, pari passu and pro rata to the number of Common Shares held by each of them; and

(d)	generally be entitled to enjoy all of the rights attaching to common shares.

5.3	At the discretion of the Board, whether or not in connection with the issue and sale of any shares or other securities of the Company, the Company may issue shares, Contracts, warrants or other instruments evidencing any shares (including, without limitation, the Warrants), option rights for shares or securities having conversion or option rights for shares, or obligations on such terms, conditions and other provisions as are fixed by the Board, including, without limiting the generality of this authority, conditions that preclude or limit any Person or Persons owning or offering to acquire a specified number or percentage of the issued Common Shares, option rights, securities having conversion or option rights, or obligations of the Company, or transferee of the Person or Persons from exercising, converting, transferring or receiving Common Shares, option rights, securities having conversion or option rights, or obligations, provided that any issuance or sale pursuant to this Bye-law 5.3 shall be subject to (and count towards) the limitation in the Board’s power to issue unissued Common Shares in Bye-law 3.

5.4	All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Share and, except where required by the Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the issued share capital, or shares, of the Company.

5.5	Subject to the provisions of these Bye-laws, any shares of the Company held by the Company as Treasury Shares shall be at the disposal of the Board, which may hold all or any of the shares, dispose of or transfer all or any of the shares for cash or other consideration on such terms and conditions as it may determine, or cancel all or any of the shares.

5.6	The Board may in connection with the issue of any shares and Warrants exercise all powers of paying commission and brokerage conferred or permitted by Law. Subject to the provisions of the Act, any such commission or brokerage may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one way and partly in the other.

KYIVSTAR GROUP LTD.

5.7	Except as ordered by a court of competent jurisdiction or as required by Law, no person shall be recognised by the Company as holding any share upon trust and the Company shall not be bound by or required in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or in any fractional part of a share or (except only as otherwise provided in these Bye-laws or by Law) any other right in respect of any share except an absolute right to the entirety thereof in the registered holder.

6.	Calls on Shares

6.1	The Board may make such calls as it thinks fit upon the Shareholders in respect of any moneys (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Shareholders (and not made payable at fixed times by the terms and conditions of issue), and, if a call is not paid on or before the day appointed for payment thereof, the Shareholder may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

6.2	Any amount which by the terms of allotment of a share becomes payable upon issue or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall for all the purposes of these Bye-laws be deemed to be an amount on which a call has been duly made and payable, on the date on which, by the terms of issue, the same becomes payable, and in case of non-payment all the relevant provisions of these Bye-laws as to payment of interest, costs, charges and expenses, forfeiture or otherwise shall apply as if such amount had become payable by virtue of a duly made and notified call.

6.3	The joint holders of a share shall be jointly and severally liable to pay all calls and any interest, costs and expenses in respect thereof.

6.4	The Company may accept from any Shareholder the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up or become payable.

7.	Forfeiture of Shares

7.1	If any Shareholder fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Shareholder, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward such Shareholder a notice in writing in the form approved by the Board, notifying the Shareholder that the shares in question will be liable to be forfeited if the call remains unpaid.

7.2	If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine.

7.3	A Shareholder whose share or shares have been so forfeited shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture together with all interest due thereon and any costs and expenses incurred by the Company in connection therewith.

KYIVSTAR GROUP LTD.

7.4	The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

8.	Share Certificates

8.1	Every Shareholder shall be entitled to request a certificate issued under the common seal of the Company or bearing the signature (or a facsimile thereof) of a Director or Officer or a person expressly authorised to sign specifying the number and, where appropriate, the class of shares held by such Shareholder and whether the same are fully paid up and, if not, specifying the amount paid on such shares. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

8.2	The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so, in writing, by the Person to whom the shares have been allotted.

8.3	If any share certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid, or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

9.	Trading Facilities

Notwithstanding any provisions of these Bye-laws but subject always to the provisions of the Act, any other applicable Laws, and the facilities and requirements of any relevant system concerned:

9.1	the Directors shall have power to implement any arrangements they may, in their absolute discretion, think fit in relation to the evidencing of title to and transfer of uncertificated shares and to the extent such arrangements are so implemented, no provision of these Bye-laws shall apply or have effect to the extent that it is in any respect inconsistent with the holding or transfer of shares in uncertificated form. Unless otherwise determined by the Directors and permitted by the Act and any other applicable Laws, no Person shall be entitled to receive a certificate in respect of any share for so long as the title to that share is evidenced otherwise than by a certificate and for so long as transfers of that share may be made otherwise than by a written instrument.

9.2	the Directors may implement and/or approve any arrangements they may, in their absolute discretion, think fit in relation to the evidencing of title to and transfer of interests in shares in the capital of the Company in the form of depositary receipts or similar interests, instruments or securities, and the holding and transfer of such receipts, interests, instruments or securities in uncertificated form and to the extent such arrangements are so implemented, no provision of these Bye-laws shall apply or have effect to the extent that it is in any respect inconsistent with the holding or transfer thereof or the shares in the capital of the Company represented thereby. The Directors may from time to time take such actions and do such things as they may, in their absolute discretion, think fit in relation to the operation of any such arrangements.

10.	Fractional Shares

The Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares of the relevant class.

KYIVSTAR GROUP LTD.

ARTICLE IV

REGISTER OF SHAREHOLDERS; REGISTRATION OF SHARES

11.	Registers of Shareholders and Warrantholders

11.1	The Board shall cause to be kept in one or more books a Register of Shareholders and shall enter therein the particulars required by the Act.

11.2	The Register of Shareholders shall be open to inspection without charge at the Registered Office on every Business Day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each Business Day be allowed for inspection. The Register of Shareholders may, after notice has been given in accordance with the Act, be closed for any time or times not exceeding in the whole 30 days in each year.

11.3	The Board shall cause to be kept in one or more books a Warrant Register, and shall enter therein the details of each holder of Warrants.

12.	Registered Holder Absolute Owner

The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other Person.

13.	Transfer of Registered Shares and Warrants

13.1	An instrument of transfer shall be in writing in the usual form prevalent in Bermuda, or in any such other written form as the Board may reasonably accept, save that for such time as the Company’s shares are traded or admitted to trading on an Appointed Stock Exchange, nothing in this Bye-law 13 shall operate to restrict transfer of shares or Warrants in accordance with Bye-law 9 and/or relevant Stock Exchange Regulations.

13.2	Except as otherwise provided in these Bye-laws (including, without limitation, in accordance with Bye-law 9), an instrument of transfer shall be signed by or on behalf of the transferor and transferee, provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been registered as having been transferred to the transferee in the Register of Shareholders or Warrant Register, as applicable.

13.3	If shares are certificated, the Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

13.4	The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Shareholder may transfer any such share to the executors or administrators of such deceased Shareholder. Warrants may only be transferred in accordance with the Warrant Instrument.

KYIVSTAR GROUP LTD.

13.5	The Board may in its absolute discretion and without assigning any reason therefor refuse to register the transfer of a share which is not fully paid. The Board shall refuse to register a transfer unless all applicable consents, authorisations and permissions of any Governmental Entity in Bermuda have been obtained.

13.6	If the Board refuses to register a transfer of any share the Secretary shall, within two months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

14.	Transmission of Registered Shares or Warrants

14.1	In the case of the death of a Shareholder or holder of Warrants, the survivor or survivors where the deceased Shareholder or holder of Warrants (as applicable) was a joint holder, and the legal personal representatives of such deceased person where the deceased person was a sole holder of Common Shares or Warrants (as applicable), shall be the only Persons recognised by the Company as having any title to the deceased person’s interest in the shares or Warrants (as applicable). Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased person with other Persons. Subject to the Act, for the purpose of this Bye-law, legal personal representative means the executor or administrator of a deceased person or such other Person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Shareholder or holder of Warrants (as applicable).

14.2	Any Person becoming entitled to a share or Warrant in consequence of the death or bankruptcy of any Shareholder or holder of Warrants (as applicable), or otherwise by operation of applicable Law, may be registered as a Shareholder or holder of Warrants (as applicable) upon such evidence as the Board may deem sufficient, or may elect to nominate a Person to be registered as a transferee of such share or Warrant (as applicable), and in such case the Person becoming entitled shall execute in favour of such nominee an instrument of transfer in favour of his nominee.

14.3	On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Shareholder or holder of Warrants (as applicable). Notwithstanding the foregoing, the Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share or Warrant (as applicable) by the deceased person before such person’s death or bankruptcy, as the case may be.

14.4	Where two or more Persons are registered as joint holders of a share or shares or Warrants, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to such share or shares, or Warrants (as applicable) and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

15.	Foreign Securities Laws

15.1	The Board may, in its absolute and unfettered discretion, decline to register the transfer of any shares or Warrants if it believes that registration of such shares or Warrants (as applicable) or transfer is required under the Laws of any jurisdiction and such registration has not been effected, save that the Board may request and rely on an opinion of counsel to the transferor or transferee, in form and substance satisfactory to the Board, that no such registration is required.

KYIVSTAR GROUP LTD.

15.2	The Board shall have the authority to request from any direct or indirect holder of shares or Warrants (as applicable), and such holder shall provide, such information as the Board may request for the purpose of determining whether any transfer contemplated by Bye-law 15.1 should be permitted.

16.	Interests in Shares

16.1	The Company may by notice in writing require a Person whom the Board knows or has reasonable cause to believe to be or, at any time during the three years immediately preceding the date on which the notice is issued, to have been interested (legally or beneficially) in the Company’s shares:

(a)	to confirm that fact or (as the case may be) to indicate whether or not it is the case, and

(b)	where he holds or has during that time held an interest in shares, to give such further information as may be required in accordance with Bye-law 16.2.

16.2	A Person who has received a notice under Bye-law 16.1 shall respond, in writing, to the Board within 10 Business Days (or such other period as the Board shall specify in the notice) and shall:

(a)	state their full name and address, and, where the Person interested in shares is a body corporate, include a confirmation that the signatory to such response is duly authorised on behalf of such body corporate to give the relevant confirmation to the Company;

(b)	confirm the number of shares in which he is or was interested as at the date of the notice;

(c)	in a case where the Person no longer has an interest in the Company’s shares, state that he no longer has such an interest.

16.3	Where the Company has served a notice under Bye-law 16.1 on a Person who is or was interested in shares in the Company, and that person fails to give the Company the information required by the notice within the time specified in it, the Board, in its sole discretion, may direct that for so long as the shares are held by that Person and the default continues, the shares in question be subject to restrictions including (without limitation) that:

(i)	no voting rights are exercisable in respect of the shares;

(ii)	any transfer of the shares is void;

(iii)	except in a liquidation, no payment may be made of sums due from the Company on the shares, whether in respect of dividend, capital or otherwise.

16.4	For the purposes of this Bye-law 16, a Person is taken to be interested in any shares:

(a)	in which his spouse or any child or step-child or other Affiliate of his is interested;

KYIVSTAR GROUP LTD.

(b)	if a body corporate is interested in them, and

(i)	that body or its directors are accustomed to act in accordance with his directions or instructions, or

(ii)	he is entitled to exercise or control the exercise of one-third or more of the voting power at general meetings of that body corporate; or

(c)	he enters into a Contract for their purchase by him (whether for cash or other consideration); or

(d)	not being the registered holder, he is entitled to exercise or receive any right conferred by the holding of the shares or is entitled to control the exercise of any such right; or

(e)	where property is held on trust and shares in the Company are comprised in such trust property, and the Shareholder or a person identified in Bye-law 16.4(a) or 16.4(b) is a beneficiary of the trust.

16.5	The Company shall keep a register for purposes of this Bye-law 16, and whenever the Company issues a notice in accordance with Bye-law 16.1 and receives a response in consequence thereof, the Company shall (within 10 Business Days of such response) cause to be inscribed in the register, against that person’s name, the relevant information and the date of the inscription.

17.	RESERVED

ARTICLE V

ALTERATION OF CAPITAL

18.	Power to Alter Capital

18.1	The Company may if authorised by resolution of the Shareholders increase, divide, consolidate, subdivide, change the currency denomination of, diminish or otherwise alter or reduce its share capital in any manner permitted by the Act.

18.2	Where, on any alteration or reduction of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit including (without limitation) in the way prescribed in Bye-law 18.3 below.

18.3	The Board may sell shares representing the fractions to any Person (including the Company) for the best price reasonably obtainable and distribute the net proceeds of sale in due proportion amongst the Persons to whom such fractions are attributable (except that if the amount due to a Person is less than US$20.00, or such other sum as the Board may decide, the Company may retain such sum for its own benefit). To give effect to such sale the Board may authorise a Person to execute an instrument of transfer of shares in the name and on behalf of the holder of, or the Person entitled by transmission to, them to the purchaser or as the purchaser may direct or implement any arrangements they may, in their absolute discretion, think fit in relation to the evidencing of title to and transfer of uncertificated shares.

18.4	The purchaser will not be bound to see to the application of the purchase moneys in respect of any such sale. The title of the transferee to the shares shall not be affected by any irregularity in or invalidity of the proceedings connected with the sale or transfer. Any instrument or exercise referred to in Bye-law 18.3 shall be effective as if it had been executed or exercised by the holder of the shares to which it relates.

KYIVSTAR GROUP LTD.

19.	Variation of Rights Attaching to Shares

19.1	Subject to the Act and, if relevant, the approval required pursuant to Bye-law 25.6, all or any of the special rights for the time being attached to any class of shares in issue may, unless otherwise expressly provided in the rights attaching to or by the terms of issue of the shares of that class, from time to time (whether or not the Company is being wound up), be altered or abrogated with the consent in writing of the holders of the issued shares of such class carrying 75 per cent or more of all of the votes capable of being cast at the relevant time at a separate general meeting of the holders of the shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of shares of that class by a majority of the votes cast.

19.2	All the provisions of these Bye-laws relating to general meetings of the Company shall apply mutatis mutandis to any separate general meeting of any class of Shareholders, except that the necessary quorum shall be one or more Shareholders present in person or by proxy holding or representing at least one third of the shares of the relevant class.

19.3	The special rights conferred on the holders of any shares or class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be altered or abrogated by: (a) the creation or issue of further shares ranking pari passu with them; or (b) the purchase or redemption by the Company of any of its own shares.

ARTICLE VI

DIVIDENDS AND CAPITALISATION

20.	Dividends

20.1	The Board may, subject to these Bye-laws and in accordance with the Act, declare a dividend to be paid to the Shareholders holding shares entitled to the payment of dividends, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie, including without limitation the issue by the Company of shares or other securities, in which case the Board may fix the value for distribution in specie of any assets, shares or securities. No unpaid dividend shall bear interest as against the Company. The exact amount and timing of any dividend declarations and payments shall, subject to the requirements of the Act, be determined by the Board.

20.2	The Board may fix any date as the record date for determining the Shareholders entitled to receive any dividend.

20.3	The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

20.4	The Board may declare and make such other distributions (in cash or in specie) to the Shareholders holding shares entitled to distributions as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.

KYIVSTAR GROUP LTD.

21.	Power to Set Aside Profits

The Board may, before declaring a dividend, set aside out of the surplus or profits of the Company, such amount as it thinks proper as a reserve to be used to meet contingencies or for any other purpose.

22.	Method of Payment

22.1	Subject always to the provisions of these Bye-laws (including, without limitation, Bye-law 9), any dividend or other moneys payable in respect of a share may be paid by cheque or warrant sent through the post directed to the address of the Shareholder in the Register of Shareholders (in the case of joint Shareholders, the senior joint holder, seniority being determined by the order in which the names stand in the Register of Shareholders), or by direct transfer to such bank account as such Shareholder may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to such Persons as the Shareholder may direct, and payment of the cheque or warrant shall be a good discharge to the Company. Every such cheque, warrant or direct transfer shall be sent at the risk of the Person entitled to the money represented thereby. If two or more Persons are registered as joint holders of any shares any one of them can give an effectual receipt for any dividend paid in respect of such shares.

22.2	The Board may deduct from the dividends or distributions payable to any Shareholder (either alone or jointly with another) by the Company in respect of any shares all moneys (if any) due from such Shareholders (either alone or jointly with another) to the Company on account of calls or otherwise.

22.3	Any dividend or other moneys payable in respect of a share which has remained unclaimed for 6 years from the date when it became due for payment shall, if the Board so resolves, be forfeited and cease to remain owing by the Company. The payment of any unclaimed dividend or other moneys payable in respect of a share may (but need not) be paid by the Company into an account separate from the Company’s own account. Such payment shall not constitute the Company a trustee in respect thereof.

22.4	The Company shall be entitled to cease sending dividend cheques and warrants by post or otherwise to a Shareholder if those instruments have been returned undelivered to, or left uncashed by, that Shareholder on at least three consecutive occasions, or, following one such occasion, reasonable enquiries have failed to establish the Shareholder’s new address. The entitlement conferred on the Company by this Bye-law in respect of any Shareholder shall cease if the Shareholder claims a dividend or cashes a dividend cheque or warrant.

23.	Capitalisation

23.1	The Board may capitalise any amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such amount in paying up unissued shares to be allotted as fully paid up bonus shares pro-rata (except in connection with the conversion of shares of one class to shares of another class) to the Shareholders.

23.2	The Board may capitalise any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full partly or nil paid up shares of those Shareholders who would have been entitled to such amounts if they were distributed by way of dividend or distribution.

KYIVSTAR GROUP LTD.

ARTICLE VII

GOVERNANCE STRUCTURE

24.	Governance Structure

The governance of the Company shall be comprised of:

24.1	the registered Shareholders of the Company acting in accordance with these Bye-laws;

24.2	the Board acting in accordance with these Bye-laws; and

24.3	the CEO and other Officers as appointed by the Board and acting in accordance with these Bye-laws.

ARTICLE VIII

SHAREHOLDER MEETINGS

25.	Matters Requiring Shareholder Approval

In addition to those matters for which an approval of the Shareholders is required by applicable Law or Stock Exchange Regulation, the following actions shall require the approval of the Shareholders at a general meeting:

25.1	any increase in the authorised share capital of the Company, which shall require a resolution passed by the affirmative vote of a simple majority of the votes cast and entitled to vote on the matter;

25.2	any merger, consolidation, amalgamation, conversion, reorganisation of capital (save that the creation of depository interests or similar interests, instruments or securities representing shares in accordance with Bye-law 5.45.3; shall not constitute a reorganisation of capital for these purposes), scheme of arrangement, dissolution or liquidation involving the Company, which shall require a Special Resolution;

25.3	any sale of all or substantially all (being in excess of sixty-six and two-thirds per cent. (66 2/3%) by value) of the Company’s assets, which shall require a resolution passed by the affirmative vote of a simple majority of the votes cast and entitled to vote on the matter;

25.4	the election of Directors (other than to fill a Casual Vacancy in accordance with Bye-law 46), which shall be done by Cumulative Voting in accordance with Bye-law 43;

25.5	the appointment of the Auditor, which shall require a resolution passed by the affirmative vote of a simple majority of the votes cast and entitled to vote on the matter;

25.6	loans to any Director, the approval of which shall be subject to the Act, unless otherwise prohibited by applicable law, rule or regulation;

25.7	the discontinuance of the Company to a jurisdiction outside Bermuda pursuant to the Act, which shall require a Special Resolution; and

25.8	the rescission, alteration or amendment of these Bye-laws, or the adoption of any new bye-laws, which shall require approval by a resolution of the Board and by a Special Resolution.

KYIVSTAR GROUP LTD.

26.	Annual General Meetings

The annual general meeting of the Company shall be held in each year at such time and place as the CEO or the Board shall appoint.

27.	Special General Meetings

27.1	The CEO or the Board may convene a special general meeting whenever in their judgment such a meeting is necessary.

27.2	The Board shall, on the requisition in writing of Shareholders holding such number of shares as is prescribed by, and made in accordance with, the Act, convene a special general meeting in accordance with the Act.

27.3	Each special general meeting shall, subject to the Act and these Bye-laws, be held at such time and place as the CEO or the Board shall appoint.

28.	Notice and Record Dates

28.1	At least 10 Clear Days’ notice of an annual general meeting (other than an adjourned meeting) shall be given to each Shareholder entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting.

28.2	At least 10 Clear Days’ notice of a special general meeting shall be given to each Shareholder entitled to attend and vote thereat, stating the date, time, place and the general nature of the business to be considered at the meeting.

28.3	The CEO or Board may fix any date as the record date for determining Shareholders’ eligibility to: (i) receive notice of and to vote at any general meeting (which record date shall be not more than 30 Clear Days prior to any general meeting); and (ii) receive any dividends declared from time to time by the Board.

28.4	A general meeting shall, notwithstanding that it is called on shorter notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed by: (i) all the Shareholders entitled to attend and vote thereat in the case of an annual general meeting; and (ii) by a majority in number of the Shareholders having the right to attend and vote at the meeting and together holding not less than 95 per cent in nominal value of the shares giving a right to attend and vote thereat in the case of a special general meeting.

28.5	The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any Person entitled to receive notice shall not invalidate the proceedings at that meeting. A Shareholder present, either in person or by proxy, at any annual general meeting or special general meeting, or meeting of the holders of any class of shares shall be deemed to have received proper notice of that meeting and, where required, the purpose for which it was called.

29.	Meeting Notice and Access

29.1	A notice or other document may be given by the Company to a Shareholder:

(a)	by delivering it to such Shareholder in person; or

KYIVSTAR GROUP LTD.

(b)	by sending it by letter mail or courier to such Shareholder’s address in the Register of Shareholders; or

(c)	(excluding a share certificate) by transmitting it by electronic means (including by electronic mail, but not by telephone) in accordance with such directions as may be given by such Shareholder to the Company for such purpose or by such other means as the Board may decide and which are permitted by Law and not prohibited by the Act; or

(d)	in accordance with Bye-law 29.2, 29.3 or Bye-law 29.8.

29.2	Any notice required to be given to a Shareholder shall, with respect to any shares held jointly by two or more Persons, be given to whichever of such Persons is named first in the Register of Shareholders and notice so given shall be sufficient notice to all the holders of such shares.

29.3	Each Shareholder shall be deemed to have acknowledged and agreed that any notice or other document (excluding a share certificate) may be provided by the Company by way of accessing them on a website instead of being provided by other means.

29.4	Save as provided by Bye-laws 29.5 and 29.6, any notice shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, at the time when it was posted, delivered to the courier or transmitted by electronic mail, or such other method as the case may be.

29.5	Notice delivered by letter mail shall be deemed to have been served 48 hours after the time on which it is deposited, with postage prepaid, in the mail of any member state of the European Union, the United States, or Bermuda.

29.6	In the case of information or documents delivered in accordance with Bye-law 29.3, service shall be deemed to have occurred on the next Business Day following publication of the information or document on the website.

29.7	The Company shall be under no obligation to send a notice or other document to the address shown for any particular Shareholder in the Register of Shareholders if the Board considers that the legal or practical problems under the Laws of, or the requirements of any regulatory body or Stock Exchange Regulation in, the territory in which that address is situated are such that it is necessary or expedient not to send the notice or document concerned to such Shareholder at such address and may require a Shareholder with such an address to provide the Company with an alternative acceptable address for delivery of notices by the Company.

29.8	If at any time, by reason of the suspension or curtailment of postal services within Bermuda or any other territory, the Company is unable effectively to convene a general meeting by notices sent through the post, a general meeting may be convened by a notice advertised in at least one national newspaper published in the territory concerned and such notice shall be deemed to have been duly served on each Person entitled to receive it in that territory on the day, or on the first day, on which the advertisement appears. In any such case, the Company shall send confirmatory copies of the notice to the Shareholders with registered addresses in that territory by post if at least five (5) Clear Days before the meeting the posting of notices to addresses throughout that territory again becomes practicable.

KYIVSTAR GROUP LTD.

30.	Postponement or Cancellation of General Meeting

The Board may postpone or cancel any general meeting called in accordance with these Bye-laws (other than a meeting requisitioned under these Bye-laws) provided that notice of postponement or cancellation is given to each Shareholder in accordance with Bye-law 29 before the time for such meeting. Fresh notice of the date, time and place for a postponed meeting shall be given to the Shareholders in accordance with these Bye-laws.

31.	Attendance and Security at General Meetings

31.1	A general meeting may be held by such electronic means as permit all Persons participating in the meeting to communicate with each other simultaneously and instantaneously, and electronic participation in such a meeting shall constitute presence in person at such meeting.

31.2	The Board may, and at any general meeting, the chairman of such meeting may, make any arrangement and impose any requirement or restriction it or he considers appropriate to ensure the safety and security of a general meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items that may be taken into the meeting place. The Board and, at any general meeting, the chairman of such meeting, are entitled to refuse entry to a Person who refuses to comply with any such arrangements, requirements or restrictions.

32.	Quorum at General Meetings

32.1	Except as otherwise provided by the Act or these Bye-laws, at any general meeting two or more Persons present in person (including by electronic means) at the start of the meeting and having the right to attend and vote at the meeting and holding or representing in person or by proxy at least fifty per cent (50%) of the total issued voting shares in the Company at the relevant time shall form a quorum for the transaction of business, subject to Bye-law 32.2.

32.2	If within half an hour from the time appointed for the meeting a quorum is not present, then, in the case of a meeting convened on a requisition, the meeting shall be deemed cancelled and, in any other case, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the CEO may determine. If the meeting shall be adjourned to the same day one week later or the CEO shall determine that the meeting is adjourned to a specific date, time and place, it shall not be necessary to give notice of the adjourned meeting other than by announcement at the meeting being adjourned. At such adjourned meeting, that the presence of two or more Persons present in person (including by electronic means) at the start of the meeting and having the right to attend and vote at the meeting and holding or representing in person or by proxy at least thirty-three and two-thirds per cent (33 2/3%) of the total issued voting shares in the Company shall form a quorum for the transaction of business. If the CEO shall determine that the meeting be adjourned to an unspecified date, time or place, fresh notice of the resumption of the meeting shall be given to each Shareholder entitled to attend and vote thereat in accordance with these Bye-laws. A meeting may not be adjourned under this Bye-law 32.3 to a day which is more than 90 days after the day originally appointed for the meeting.

KYIVSTAR GROUP LTD.

33.	Chairman to Preside at General Meetings

Unless otherwise agreed by a majority of the Board, the chairman of the Board, if there be one, shall act as chairman at all meetings of the Shareholders at which such person is present. If there is no such chairman, or if at any meeting the chairman is not present within 15 minutes after the time appointed for holding the meeting, any Director who is present and willing to act as chairman shall be chairman of such meeting.

34.	Voting on Resolutions

34.1	Subject to the Act and these Bye-laws, a resolution may only be put to a vote at a general meeting of the Company or of any class of Shareholders if:

(a)	it is proposed by or at the direction of the Board;

(b)	it is proposed at the direction of a court;

(c)	it is proposed on the requisition in writing of such number of Shareholders as is prescribed by, and is made in accordance with, the relevant provisions of the Act or these Bye-laws; or

(d)	the chairman of the meeting in his absolute discretion decides that the resolution may properly be regarded as within the scope of the meeting.

34.2	Subject to the Act and any Stock Exchange Regulation, and unless otherwise specified by these Bye-laws, any question properly proposed for the consideration of the Shareholders at any general meeting shall be decided by the affirmative vote of a simple majority of the votes cast and entitled to vote on the matter, and in the case of an equality of votes, the chairman of such meeting shall not be entitled to a second or casting vote and the resolution shall fail.

34.3	No Shareholder shall be entitled to vote at a general meeting unless such Shareholder has paid all the calls or other sums presently payable on all shares held by such Shareholder.

34.4	No amendment may be made to a resolution, at or before the time when it is put to a vote, unless the chairman of the meeting in his absolute discretion decides that the amendment or the amended resolution may properly be put to a vote at that meeting. At any general meeting if an amendment is proposed to any resolution under consideration and the chairman of the meeting rules on whether or not the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

34.5	At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to these Bye-laws, be conclusive evidence of that fact.

34.6	Section 77A of the Act shall not apply to the Company.

KYIVSTAR GROUP LTD.

35.	Voting on a Poll Required

35.1	Notwithstanding anything in these Bye-laws to the contrary, at any meeting of the Shareholders a resolution put to the vote of the meeting shall, in each instance, be voted upon by a poll. Except where Cumulative Voting applies, every Person present (including by electronic means) at a meeting of the Shareholders shall have one vote for each share of which such Person is the holder or for which such Person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Shareholders are present by electronic means, in such manner as the chairman of the meeting may direct and the result of such poll vote shall be taken to be the resolution of the meeting at which the poll was demanded. A Person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

35.2	A poll for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll on any other question shall be taken in such manner during such meeting as the chairman of the meeting may direct.

35.3	Each Person present (including by electronic means) at a general meeting duly convened shall cast his vote in such manner as the chairman shall direct, including by electronic vote tabulation (where available). At the conclusion of the poll, any proxy votes, ballot papers and votes cast in accordance with such directions shall be examined and counted by an independent scrutineer appointed at the chairman’s discretion. The result of the poll shall be declared by the chairman.

36.	Voting by Joint Holders of Shares

In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Shareholders.

37.	Instrument of Corporate Representative or Proxy

37.1	Any Shareholder that is not a natural person may expressly appoint a corporate representative by executing and delivering to the Registered Office an instrument in writing in such form as the Board may determine from time to time. any Shareholder that is a natural person may expressly appoint a proxy by executing and delivering to the Registered Office: (i) an instrument appointing a proxy in writing in such form as the Board may determine from time to time; or (ii) such telephonic, electronic or other means as may be approved by the Board from time to time.

37.2	The appointment of a proxy or a corporate representative in relation to a particular meeting shall, unless the contrary is stated, be valid for any adjournment of the meeting.

37.3	A Shareholder may expressly appoint one or more standing proxies, with or without the power of substitution, or (if not a natural person) one or more standing corporate representatives by delivery to the Registered Office (or at such other place as the Board may from time to time specify for such purpose) of evidence of such appointment(s). If a Shareholder expressly appoints more than one standing proxy or standing corporate representative, each such appointment shall specify the number and class of shares held by the relevant Shareholder in respect of which the standing proxy or standing corporate representative has been appointed and any restrictions or limitations pursuant to which the standing proxy or standing corporate representative is subject. The express appointment of such a standing proxy or corporate representative shall be valid for every general meeting and adjourned meeting until such time as it is revoked by notice to the Company or the Shareholder ceases to be a Shareholder, but:

(a)	the express appointment of a standing proxy or corporate representative may be made on an irrevocable basis and may be limited to any particular item or items of business or be unlimited and the Company shall recognise the vote or abstention of the proxy or corporate representative given in accordance with the terms of such an appointment, to the exclusion of the vote of the appointing Shareholder, until such time as the appointment ceases to be effective in accordance with its terms;

KYIVSTAR GROUP LTD.

(b)	(subject to Bye-law 37.3(a)) the express appointment of a standing proxy or corporate representative shall be deemed to be suspended at any meeting or poll taken at any meeting at which the Shareholder is present or in respect of which the Shareholder has specifically appointed another proxy or representative; and

(c)	the Board may from time to time require such evidence as it deems necessary as to the due execution and continuing validity of the express appointment of any proxy or representative and, if it does so, the appointment of the proxy or representative shall be deemed to be suspended until such time as the Board determines that it has received the required evidence or other evidence satisfactory to it.

37.4	The appointment of a proxy or a corporate representative must be received by the Company at the Registered Office or at such other place or in such manner as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting at which the Person named in the appointment proposes to vote, and an appointment of proxy which is not received in the manner so permitted may be treated as invalid. The Board may waive any requirements as to the delivery of proxies, either generally or in any particular case.

37.5	If the terms of appointment of a proxy include a power of substitution, any proxy appointed by substitution under such power shall be deemed to be the proxy of the Shareholder who conferred such power. All the provisions of these Bye-laws relating to the execution and delivery of an instrument or other form of communication appointing or evidencing the appointment of a proxy shall apply, mutatis mutandis, to the instrument or other form of communication effecting or evidencing such an appointment by substitution.

37.6	The appointment of a proxy, whether a standing proxy or a proxy relating to a particular meeting, shall be deemed, unless the contrary is stated, to confer authority to vote on any amendment of a resolution and on any other resolution put to a meeting for which it is valid in such manner as the proxy thinks fit.

37.7	A vote given by proxy, whether a standing proxy or a proxy relating to a particular meeting, shall be valid notwithstanding the previous death or insanity of the principal, or revocation of the appointment of the proxy or of the authority under which it was executed, unless notice of such death, insanity or revocation was received by the Company at the Registered Office (or at any other place as may be specified for the delivery of instruments or other forms of communication appointing or evidencing the appointment of proxies in the notice convening the meeting or in any other information sent to Shareholders by or on behalf of the Board in relation to the meeting) at least one hour before the commencement of the meeting or adjourned meeting at which the vote is given or by such later time as the Board may decide, either generally or in any particular case.

37.8	Notwithstanding the preceding provisions of these Bye-laws, the Board may decide, either generally or in any particular case, to treat an instrument or other form of communication appointing or evidencing the appointment of a proxy or a corporate representative as properly delivered for the purposes of these Bye-laws if a copy or facsimile image of the instrument is sent by electronic means to the Registered Office (or to such place as may be specified in the notice convening the meeting or in any notice of any adjournment or, in either case, in any other information sent by or on behalf of the Board in relation to the meeting or adjourned meeting).

KYIVSTAR GROUP LTD.

37.9	Subject to the Act, the Board may also, at its discretion, waive any of the provisions of these Bye-laws relating to the execution and deposit of an instrument or other form of communication appointing or evidencing the appointment of a proxy or a corporate representative or any ancillary matter (including, without limitation, any requirement for the production or delivery of any instrument or other communication to any particular place or by any particular time or in any particular way) and, in any case in which it considers it appropriate, may accept such verbal or other assurances as it thinks fit as to the right of any Person to attend and vote on behalf of any Shareholder at any general meeting.

37.10	A Shareholder who is the holder of two or more shares may appoint more than one proxy or corporate representative, with or without the power of substitution, to represent him and vote on his behalf in respect of different shares.

37.11	A proxy or corporate representative need not be a Shareholder.

38.	Adjournment of General Meeting

38.1	The chairman of any general meeting at which a quorum is present may with the consent of Shareholders holding a majority of the voting rights of those Shareholders present in person or by proxy (and shall if so directed by Shareholders holding a majority of the voting rights of those Shareholders present in person or by proxy), adjourn the meeting.

38.2	In addition, the chairman may adjourn the meeting to another time and place or sine die without such consent or direction, and whether or not a quorum is present, at the direction of the Board (prior to or at the meeting) or if it appears to him that:

(a)	it is likely to be impracticable to hold or continue that meeting because of the number of Shareholders wishing to attend who are not present; or

(b)	the unruly conduct of persons attending the meeting prevents, or is likely to prevent, the orderly continuation of the business of the meeting; or

(c)	an adjournment is otherwise necessary so that the business of the meeting may be properly conducted.

38.3	Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Shareholder entitled to attend and vote thereat in accordance with these Bye-laws.

38.4	When a meeting is adjourned for three months or more or sine die, not less than ten Clear Days’ notice of the adjourned meeting shall be given in the same manner as in the case of the original meeting. Except as expressly provided by these Bye-laws, it shall not be necessary to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting. No business shall be transacted at any adjourned meeting except business which might properly have been transacted at the meeting from which the adjournment took place.

39.	Directors’ Attendance at General Meetings

The Directors shall be entitled to receive notice of, attend and be heard at any general meeting.

KYIVSTAR GROUP LTD.

ARTICLE IX

BOARD OF DIRECTORS

40.	Duties and Powers of the Board

40.1	The business and affairs of the Company shall be managed under the direction of the Board, which may exercise all such powers of the Company and do all such lawful acts and things as are not required by the Act or by these Bye-laws to be exercised by the Company in a general meeting of Shareholders.

40.2	Subject to these Bye-laws, the Board may delegate to any company, firm, person, or body of persons any power of the Board (including the power to sub-delegate), other than the power to approve any Board Reserved Matter, which power may not be delegated except to a committee of the Board established in accordance with Bye-law 42. The Board may appoint by power of attorney any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company. Any such delegation of authority or appointment of an attorney must be made in accordance with the limitation on the delegation of Board Reserved Matters, but may otherwise be made for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney.

41.	Composition of the Board, and Appointment of Chairman

41.1	The Board shall consist of such number of Directors being not less than five (5) Directors and not more than eleven (11) Directors as the Board shall from time to time determine, subject to approval by a resolution of the Company passed by Shareholders representing a simple majority of the total voting rights of the Shareholders, who (being entitled to do so) vote in person or by proxy on the resolution.

41.2	The chairman of the Board shall be selected by the Board. The chairman of the Board shall not have a casting vote on resolutions of the Board.

42.	Board Committees

The Board may from time to time delegate certain of its powers to committees consisting of members of the Board, including a committee or committees with responsibility for audit, Board nomination and compensation, and such other committee as the Board deems necessary or appropriate. Each such committee shall have such name, composition, powers and responsibilities as set by the Board in such committee’s charter.

43.	Election of Directors

43.1	Save as otherwise provided in this Bye-law 43 and Bye-laws 45 and 46, the Directors shall be elected at each annual general meeting of the Company.

43.2	All Directors shall be elected by Cumulative Voting. By way of illustration only, if there are ten candidates proposed to the Shareholders at a general meeting for election as Directors but only nine available Director positions, a Shareholder holding 100 voting shares would be entitled to apportion 900 votes among the ten candidates, and the nine candidates achieving the highest total number of votes would be elected to the Board.

KYIVSTAR GROUP LTD.

43.3	A Director shall (unless he is removed from office or his office is vacated, temporarily or permanently, in accordance with these Bye-laws) hold office until the end of the next following annual general meeting in accordance with these Bye-laws.

43.4	All Directors, prior to election or appointment (but not on re-appointment), must provide written acceptance of their appointment (conditional upon such appointment being effected), in such form as the Board may think fit, by notice in writing to the Registered Office.

44.	Alternate Directors

44.1	Any Director may appoint and remove, from time to time, another Director or an individual approved by the Board to act as a Director in the alternative to himself by notice in writing to the Registered Office. Any person so appointed shall have all the rights and powers of the Director or Directors for whom such person is appointed in the alternative provided that such person shall not be counted more than once in determining whether or not a quorum is present.

44.2	An Alternate Director shall be entitled to receive notice of all meetings of the Board and committees of the Board of which the appointing Director is a member and to attend and vote at any such meeting at which the Director for whom such Alternate Director was appointed in the alternative is not present and generally to perform at such meeting all the functions of such Director.

44.3	An Alternate Director shall cease to be such if the Director for whom he was appointed to act as a Director in the alternative ceases for any reason to be a Director, or is otherwise prevented or suspended from being a Director.

45.	Removal of Directors

45.1	The Shareholders may, at any special general meeting convened and held in accordance with these Bye-laws, remove a Director by a resolution of the Company passed by Shareholders representing a simple majority of the total voting rights of the Shareholders, who (being entitled to do so) vote in person or by proxy on the resolution; provided that:

(a)	the notice of any such meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do and be served on such Director not less than 14 days before the meeting; and

(b)	at such meeting the Director shall be entitled to be heard on the motion for such Director’s removal.

45.2	If a Director is removed from the Board under the provisions of Bye-law 45.1, the Shareholders may propose a nominee to fill the vacancy at the special general meeting at which such Director is removed only if a Shareholder or Shareholders holding in aggregate five per cent or more of all issued Common Shares has requisitioned in writing a proposal to nominate a replacement candidate for Director stating the information listed below with respect to such nominee and notice of such proposal is given to the Shareholders in accordance with Bye-law 28 at least five (5) Clear Days in advance of the date of such special general meeting:

(a)	the name and address of the Shareholders who intend to make the nomination and confirmation that the Shareholders intend to vote such shares at such meeting in favour of their nominee;

KYIVSTAR GROUP LTD.

(b)	a representation that the Shareholders owns (directly or indirectly) the number and class of shares in the Company specified in the nomination;

(c)	the name, age, business address and residence address of the nominee proposed in the notice and her/his principal occupation or employment;

(d)	the consent in writing of the nominee to serve as a Director (if so elected) and to comply with all applicable corporate governance, conflict of interest, confidentiality and other policies and guidelines of the Company applicable to all Directors;

(e)	a description of all arrangements or understandings between the Shareholders and the nominee or any other Person (naming such Person) pursuant to which each nomination is to be made by the Shareholders; and

(f)	such other information to enable the Board to determine the independence of such director nominee or otherwise such other information concerning such nominee as would be required to be disclosed to Shareholders in connection with the election of Directors pursuant to applicable Law, or as required by any applicable Stock Exchange Regulation, had the nominee been nominated, or intended to be nominated, by the Board.

45.3	In the absence of any Shareholder election under Bye-law 45.2, the Board may itself fill the vacancy as a Casual Vacancy.

46.	Vacancy in the Office of Director

46.1	The office of Director shall be vacated if the Director:

(a)	is removed from office pursuant to these Bye-laws or is prohibited from being a Director by Law;

(b)	is or becomes bankrupt, or makes any arrangement or composition with his creditors generally;

(c)	is or becomes of unsound mind or dies;

(d)	resigns his office by written notice to the Company; or

(e)	on his term of office expiring.

46.2	Any one or more vacancies in the size of the Board resulting from the circumstances described in Bye-law 46.1(a)-(d) shall in each case be deemed Casual Vacancies (and each a “Casual Vacancy”) for the purposes of these Bye-laws.

46.3	Without prejudice to the power of the Shareholders to elect or appoint a Director pursuant to these Bye-laws, the Board shall have power at any time and from time to time to appoint any individual to be a Director so as to fill a Casual Vacancy.

46.4	Any person appointed to fill a Casual Vacancy shall hold office until the next annual general meeting of the Company but shall be eligible for re-election thereat.

KYIVSTAR GROUP LTD.

46.5	The Board may act notwithstanding any vacancy in its number but, if and so long as the actual number of Directors in office is reduced below the minimum number specified in Bye-law 41.1, the continuing Directors or Director may act only for the purpose of: (i) summoning a general meeting to appoint new Directors; and (ii) preserving the assets of the Company.

47.	Remuneration of Directors

47.1	The amount of any fees payable to Directors shall be determined by the Board upon the recommendation of the Remuneration Committee and shall be deemed to accrue from day to day. Directors who are also employees of a Group Company shall not be paid any such fees by the Company in addition to their remuneration as an employee.

47.2	Any Director who serves on any committee, or who, at the request of the Board, goes or resides outside his home jurisdiction, makes any special journey or otherwise performs services which in the opinion of the Board are outside the scope of the ordinary duties of a Director, may be paid such remuneration by way of salary, commission or otherwise as the Board may determine in addition to or in lieu of any fee payable to him for his services as Director pursuant to these Bye-laws.

47.3	The Company shall repay to any Director all such reasonable expenses as he may properly incur in the performance of his duties including attending meetings of the Directors or of any committee of the Directors or general meetings or separate meetings of the holders of any class of shares or debentures of the Company or otherwise in or about the business of the Company.

47.4	Without prejudice to the generality of the foregoing, the Directors may exercise all the powers of the Company to establish and maintain or procure the establishment and maintenance of any non-contributory or contributory pension or superannuation funds for the benefit of, and give or procure the giving of donations, gratuities, pensions, allowances or emoluments to, any individuals who are or were at any time in the employment or service of or who are or were at any time directors or officers of the Company, any Subsidiary or Affiliate of the Company or any Person which is in any way allied to or associated with the Company or any Subsidiary or Affiliate of the Company and the families and dependants of any such individuals, and also establish and subsidise or subscribe to any institutions, associations, clubs or funds calculated to be for the benefit of or to advance the interests and well-being of the Company, any such Subsidiary or Affiliate or any such other Person, or of any such individuals as aforesaid, and, subject to the Act, make payments for or towards the insurance of any such individuals as aforesaid, and do any of the matters aforesaid either alone or in conjunction with any such other Person.

48.	Defect in Appointment of Director

All acts done in good faith by the Board, any Director, a member of a committee appointed by the Board, any person to whom the Board may have delegated any of its powers or any person acting as an Alternate Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that he was, or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director or act in the relevant capacity.

49.	Register of Directors and Officers

The Board shall cause to be kept in one or more books at the Registered Office a register of Directors and Officers and shall enter therein the particulars required by the Act.

KYIVSTAR GROUP LTD.

50.	Board Meetings

The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. Unless otherwise specified in these Bye-laws, a resolution put to the vote at a meeting of the Board shall be carried by the affirmative votes of a majority in number of those Directors attending such meeting. In the case of equality of votes, the Chairman of the meeting shall not have a second or casting vote and the resolution shall be deemed not to have passed.

51.	Notice of Board Meetings

A Director or the CEO may, and the Secretary on the requisition of a Director or the CEO shall, at any time summon a meeting of the Board. Any Director may require (by notice in writing submitted to the General Counsel not less than three (3) Business Days prior to the date on which notice of the meeting is issued to the Directors) that there is included in the agenda for a meeting of the Board any matter of business which is appropriate for the consideration of the Directors, in which case that matter shall be included in the notice of the meeting and shall be considered at the meeting of the Board in question. Save in the case of an emergency when notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given to such Director verbally (including in person or by telephone) or otherwise communicated or sent to such Director in writing at such Director’s last known address or in accordance with any other instructions given by such Director to the Company for this purpose, all Directors must receive written notice of any meeting of the Board at least five (5) Business Days prior to such meeting, unless the notice requirement is waived by all Directors. A Director present at a meeting of the Board shall be deemed to have waived any irregularity in the giving of notice.

52.	Conduct of Board Meetings

52.1	Directors may participate in any Board meeting by such electronic means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

52.2	The quorum necessary for the transaction of business at a meeting of the Board shall be a majority of the number of Directors in office as at the date of the meeting.

52.3	If a quorum is not present at any meeting of the Board, then the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. Any meeting of the Board at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of Directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

52.4	Unless otherwise agreed by a majority of the Directors attending, the chairman, if there be one, shall act as chairman at all meetings of the Board at which such person is present. In his or her absence a chairman shall be appointed or elected by the Directors present at the meeting from one of their number.

53.	Written Resolutions of the Board

A resolution signed by all the members of the Board, which may be in counterparts, shall be as valid as if it had been passed at a meeting of the Board, duly called and constituted, such resolution to be effective on the date on which the last member signs the resolution.

54.	Validity of Prior Acts

No Law or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Board or the CEO or other Officers which was valid before that Law or alteration was made.

KYIVSTAR GROUP LTD.

ARTICLE X

CEO AND OFFICERS

55.	Appointment of CEO and Officers

55.1	The Board may appoint such Officers as the Board may determine, who shall each be deemed to be Officers for the purposes of the Act and these Bye-laws. The CEO may also serve as a member of the Board.

55.2	Any person appointed as an Officer pursuant to this Bye-law 55 shall hold office for such period and upon such terms as the Board may determine and the Board may revoke or terminate any such appointment. Any such revocation or termination shall be without prejudice to any claim for damages that such Officer may have against the Company or the Company may have against such Officer for any breach of any Contract of service between him and the Company which may be involved in such revocation or termination. Save as provided in the Act or these Bye-laws, the powers and duties of the Officers of the Company shall be such (if any) as are determined from time to time by the Board.

56.	Powers, Duties and Remuneration of CEO and Officers

56.1	Other than those actions that require the approval of the Shareholders, Board Reserved Matters, or as otherwise required by the Act or by applicable Law, the Board may delegate management of the business and affairs of the Company to the CEO and the Officers of the Company under the direction of the Board and on such terms as the Board may from time to time determine.

56.2	The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time pursuant to a delegation of authority (the “Board Delegation of Authority”).

56.3	The Officers and Senior Executives shall receive such remuneration as the Board in consultation with the Remuneration Committee may determine.

57.	Duties and Remuneration of the Secretary

57.1	The duties of the Secretary shall be those prescribed by the Act, together with such other duties as shall from time to time be prescribed by the Board.

57.2	A provision of the Act or these Bye-laws requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same Person acting both as Director and as, or in the place of, the Secretary.

57.3	The Secretary shall receive such remuneration as the Board may determine.

KYIVSTAR GROUP LTD.

ARTICLE XI

CONFLICTS OF INTEREST

58.	Disclosure of Interests

58.1	Interests of any kind, whether direct or indirect, of the Officers or the Directors in any material transaction or matter (or proposed material transaction or matter) (in each case, as determined by the General Counsel) or any transaction or matter (or proposed transaction or matter) to be considered by the Board in respect of the Company or any Group Company must be fully disclosed to the Board as required by the Act in all material respects at the first opportunity at a meeting of the Board and prior to any discussion of, or voting on, such transaction or matter by the Board.

58.2	Following a declaration being made pursuant to Bye-law 58.1, a Director may continue to vote in respect of any Contract, transaction or arrangement or any proposed Contract, transaction or arrangement in which such Director has an interest. Interested Directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee of the Board which authorizes such Contract, transaction or arrangement.

58.3	A Director who is also a director or employee of the Controlling Affiliate shall be at liberty, from time to time, to make suitable disclosures to the board of directors of the Controlling Affiliate of any information relating to the Group Companies as shall reasonably be necessary to ensure proper management, oversight and control thereof, other than where such disclosure might reasonably be viewed as contrary to the fiduciary resonsibilities of such Director, or such disclosure is otherwise prohibited under applicable law.

58.4	A Director may hold any other office or place of profit with the Controlling Affiliate or any Group Company (except that of Auditor) in addition to his office of Director for such period and upon such terms as the Board may determine and may be paid such extra remuneration for so doing (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, in addition to any remuneration or other amounts payable to a Director pursuant to any other Bye-law.

58.5	A Director, subject to Board approval, may act directly or indirectly in a professional capacity for the Company (other than as Auditor).

58.6	Subject to the Act and any other policy of the Company approved by the Board, and to the requirements set out in this Bye-law 58, a Director: (a) may be a party to, or otherwise interested in, any Contract, transaction or arrangement with the Controlling Affiliate and/or any Group Company or in which the Controlling Affiliate and/or any Group Company is otherwise interested; and (b) may be a director or officer of, or employed by, or a party to any Contract, transaction or arrangement with, or otherwise interested in, any company or other Person promoted by the Controlling Affiliate and/or any Group Company or in which the Controlling Affiliate and/or any Group Company is interested.

58.7	So long as, where it is necessary, he declares the nature of his interest in accordance with this Bye-law 58, a Director shall not be accountable to the Company for any benefit which he derives from any office or employment to which these Bye-laws allow him to be appointed or from any transaction or arrangement in which these Bye-laws allow him to be interested, and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

KYIVSTAR GROUP LTD.

ARTICLE XII
INDEMNIFICATION

59.	Indemnification and Exculpation of Directors and Officers

59.1	The Directors, Resident Representative and Officers (such term to include any person appointed to any committee by the Board) for the time being acting in relation to any of the affairs of the Company, any Subsidiary thereof and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Company or any Subsidiary thereof and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, liabilities, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of the Company’s business, or their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity and exemption shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of the said persons. Each Shareholder agrees to waive any claim or right of action such Shareholder might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company or any Subsidiary thereof, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director or Officer. The indemnity and waiver provided to the persons specified in this Bye-law 59 shall apply if those persons are acting in the reasonable belief that they have been appointed or elected to any office or trust of the Company, or any Subsidiary thereof, notwithstanding any defect in such appointment or election.

59.2	The Company may purchase and maintain insurance for the benefit of any Director or Officer against any liability incurred by him under the Act in his capacity as a Director or Officer or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of Law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any Subsidiary thereof.

59.3	The Company may advance moneys to a Director or Officer for the costs, charges and expenses incurred by the Director or Officer in defending any civil or criminal proceedings against him, on condition that the Director or Officer shall repay the advance if any allegation of fraud or dishonesty is proved against him.

59.4	No amendment or repeal of any provision of this Bye-law 59 shall alter detrimentally the rights to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

KYIVSTAR GROUP LTD.

ARTICLE XIII

CORPORATE RECORDS

60.	Minutes

The Board and each committee thereof shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

(c)	of all resolutions and proceedings of general meetings of the Shareholders, meetings of the Board, and meetings of committees appointed by the Board.

61.	Place Where Corporate Records Kept

Minutes prepared in accordance with the Act and these Bye-laws shall be kept by the Secretary at the Registered Office.

62.	Form and Use of Seal

62.1	The Company may adopt a seal in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Bermuda.

62.2	A seal may, but need not, be affixed to any deed, instrument or document, and if the seal is to be affixed thereto, it shall be attested by the signature of: (a) any Director; or (b) any Officer; or (c) the Secretary; or (d) any person authorised by the Board for that purpose.

62.3	A Resident Representative may, but need not, affix the seal of the Company to certify the authenticity of any copies of documents relating to the Company.

ARTICLE XIV

ACCOUNTS

63.	Books of Account

63.1	The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)	all sales and purchases of goods by the Company; and

(c)	all assets and liabilities of the Company.

63.2	Such records of account shall be kept at the Registered Office, or subject to the Act, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours.

64.	Financial Year End

The financial year end of the Company may be determined by resolution of the Board and failing such resolution shall be 31st December in each year.

KYIVSTAR GROUP LTD.

ARTICLE XV

AUDITS

65.	Annual Audit

The accounts of the Company shall be audited at least once in every year.

66.	Appointment of Auditor

66.1	Subject to the Act, at the annual general meeting or at a subsequent special general meeting in each year, the Shareholders shall appoint one or more Auditors to hold office until the close of the next annual general meeting. In the absence of an Auditor appointment by Shareholders, the Board may appoint an Auditor to hold office until the next general meeting of the Company.

66.2	No Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor of the Company.

67.	Financial Statements

Subject to any rights to waive laying of accounts pursuant to the Act, financial statements as required by the Act shall be laid before the Shareholders in general meeting.

68.	Distribution of Auditor’s Report

The report of the Auditor shall be submitted to the Shareholders in general meeting.

ARTICLE XVI

VOLUNTARY WINDING-UP AND DISSOLUTION

69.	Winding-Up

If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Shareholders, divide amongst the Shareholders in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different classes of Shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator shall think fit, but so that no Shareholders shall be compelled to accept any shares or other securities or assets whereon there is any liability.